Exhibit (b)(1)

VOYA GOVERNMENT MONEY MARKET PORTFOLIO

FOURTH AMENDED AND RESTATED BY-LAWS

ARTICLE I

NAME AND OFFICES

Section 1. Name of Trust. The name of the Trust shall be Voya Government Money Market Portfolio (formerly known as ING VP Money Market Portfolio, the "Trust").

Section 2. Offices and Place of Meetings. The Trust may have offices in such locations within and outside of the Commonwealth of Massachusetts as the Trustees may from time to time determine. All meetings of the holders of beneficial interest of the Trust (the "Shares") shall be held at the office of the Trust in Scottsdale, Arizona, or at such other place as may be fixed by the Board of Trustees as stated in the notice thereof.

ARTICLE II

BOARD OF TRUSTEES

Section 1. Powers. The business and affairs of the Trust shall be managed by the Trustees, and they shall have all powers necessary and desirable to carry out that responsibility.

Section 2. Meetings. The Trustees may in their discretion provide for annual or regular meetings of the Board of Trustees (the "Board"). Special meetings of the Board shall be held whenever called by the President or any Trustee. The Board may hold its meetings at such place or places as it may from time to time determine.

Section 3. Notice. The Secretary or Assistant Secretary shall give, at least two days before the meeting, notice of each meeting of the Board, whether annual, regular or special, to each member of the Board by email, mail, telegram or telephone to such member's last known address. It shall not be necessary to state the purpose or business to be transacted in the notice of any annual or regular meeting. The notice of a special meeting shall state the purpose or purposes for which it is called.

Section 4. Quorum. A majority of the Trustees at the time in office shall constitute a quorum, except as the Investment Company Act of 1940 shall require a larger quorum for specific purposes. A majority of the Trustees present and constituting a quorum shall decide matters before the Board, unless a greater vote is required by law, these By-Laws, or the Declaration of Trust.

Section 5. Informal Action by Trustees. Any action required or permitted to be taken at any annual, regular or special meeting of the Board, the Executive Committee or any other duly appointed Committee may be taken without a meeting if written consent to such action is signed by a majority of all members of the Board or such Committee and such written consent is filed with the minutes of the proceedings of the Board or such Committee, as applicable.

Section 6. Compensation of Trustees. The Trustees may be compensated for their services as Trustees in such amount (including reimbursement for out-of-pocket expenses) as the Trustees may from time to time determine. Nothing herein contained shall be construed to preclude any Trustee from serving the Trust in any other capacity, as an officer, agent or otherwise, and receiving compensation therefor.

Section 7. Reserved.

ARTICLE III

EXECUTIVE AND OTHER COMMITTEES

Section 1. Executive Committee. The Board may elect from its members an Executive Committee of not less than three which may, when the Board is not in session, exercise all the powers of the Board except the power to declare dividends, to issue stock or to recommend to shareholders any action requiring shareholder approval. The Executive Committee may make rules for the holding and conduct of its meetings and keeping the records thereof and shall report its action to the Board.

Section 2. Audit Committee. The Board may elect from its members an Audit Committee of not less than three non-interested Trustees. The Committee shall be responsible for reviewing the audit procedures of the Trust, the qualifications of independent certified public accountants performing the audit functions, the annual reports of such accountants and shall perform such other functions as are consistent with the general purposes of an audit committee.

Section 3. Other Committees. The Board may establish such other committees from time to time as it may desire. The number composing such committees and the powers conferred upon them shall be determined by the Board at its own discretion.

ARTICLE IV

OFFICERS

Section 1. Selection. The Trust shall have a President, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers as the Board of Trustees may elect. All officers shall be elected annually by the Board, and unless the Board otherwise provides, shall serve until the next annual meeting of the Board following their election. The Board may elect or appoint additional officers or agents at any regular or special meeting of the Board. The Trustees may delegate to any officer or committee the power to appoint any subordinate officers or agents. The same person may hold more than one office.

Section 2. Removal. Any officer elected by the Board may be removed with or without cause at any time upon a vote of the majority of the entire Board. Any other employee of the Trust may be removed or dismissed at any time with or without cause by the President. Any vacancy in any of the offices may be filled for the unexpired portion of by the Board at any regular or special meeting of the Board.

Section 3. President; Chief Executive Officer. The President shall be the Chief Executive Officer of the Trust, except at any time when another person has been appointed by the Trustees and is serving as the Chief Executive Officer of the Trust. Subject to the direction of the Trustees, the President shall have responsibility for the general administration of the business and policies of the Trust. Except as the Trustees may otherwise order, the President shall have the power to grant, issue, execute or sign such powers of attorney, proxies, agreements or other documents as may be deemed advisable or necessary in the furtherance of the interests of the Trust or any Series thereof. The President shall also have the power to employ attorneys, accountants and other advisers and agents and counsel for the Trust. The President shall perform such duties additional to all of the foregoing as the Trustees may from time to time designate. At any time when a person other than the President has been appointed by the Trustees and is serving as Chief Executive Officer, then (i) the Chief Executive Officer, and not the President, shall without further action by the Trustees (unless the Trustees shall decide otherwise) have the obligations and the authorities specified above in this paragraph, and (ii) the President shall instead perform such other supervisory or executive functions as the Trustees or the Chief Executive Officer shall specify from time to time. The person serving at any time as the Chief Executive Officer of the Trust shall be the "principal executive officer" of the Trust as such term is used in the Securities Act of 1933, as amended. Notwithstanding the foregoing, at any such time, any person dealing with the Trust or the President or Chief Executive Officer shall be entitled to assume that each of the President and Chief Executive Officer of the Trust has the full authority to perform all of the powers and duties of the Chief Executive Officer of the Trust.

Section 4. The Vice President. The Vice President (or if more than one, the Senior Vice President) shall have such powers and perform such duties as may be assigned to him by the Board, the Executive Committee or the President. In the absence or disability of the President, the Vice President shall perform all duties and may exercise any of the powers of the President, subject to the control of the Board.

Section 5. The Secretary. Unless the Board otherwise provides, the Secretary shall keep or cause to be kept accurate minutes of all, meetings of the shareholders and the Board; shall see that all Notices are duly given in accordance with these By-Laws and as required by law, and shall perform all duties commonly incident to the office and such other duties and have such other powers as the Board, the Executive Committee or the President shall from time to time designate.

Section 6. The Treasurer. Unless the Board otherwise provides, the Treasurer shall be the chief financial and accounting officer of the Trust. Subject to the order of the Board and in accordance with any arrangements approved by the Board, the Treasurer shall have the custody of the funds and securities of the Trust and shall have and exercise all powers and duties commonly incident to the office and as provided by law and such other duties as may be from time to time assigned by the Board, the Executive Committee or the President. The Treasurer, whenever required by the Board, shall make and render a statement of the accounts of the Trust and such other statements as may be required.

Section 7. Assistant Vice President. The Assistant Vice President or Vice Presidents of the Trust shall have such authority and perform such duties as may be assigned to them by the Board, the Executive Committee or the President.

Section 8. Assistant Secretaries and Assistant Treasurers. The Assistant Secretary or Secretaries and the Assistant Treasurer or Treasurers shall perform the duties of the Secretary and of the Treasurer respectively, in the absence of those officers, and shall have such further powers and perform such other duties as may be assigned to them, respectively, by the Board, the Executive Committee or the President.

Section 9. Salaries. The salaries of the officers, if any, shall be fixed from time to time by the Board. No officer shall be prevented from receiving such salary by reason of the fact that such officer is also a Trustee.

ARTICLE V

GENERAL PROVISIONS

Section 1. Waivers of Notice. Whenever any notice whatever is required to be given under the provisions of any statute of the Commonwealth of Massachusetts, or under the provisions of the Declaration of Trust or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. A person's presence at a meeting, other than to protest the validity of such meeting, shall constitute a waiver of notice of such meeting.

Section 2. Execution of Documents. Except as otherwise provided in these By-Laws, all documents may be executed on behalf of the Trust by the President or any Vice President or by any other officer or agent authorized to act in such matters, whether by law, the Declaration of Trust, these By-Laws or any authorization of the Board.

Section 3. Limitation Concerning Participating by Interested Persons in Investment Decisions. In any case where an officer or Trustee of the Trust, or a member of an advisory committee or portfolio committee of the Trust, is also an officer or a director or Trustee of another corporation, and the purchase or sale of shares issued by that other corporation is under consideration, such individual or committee member will abstain from participating in any decision made on behalf of the Trust to purchase or sell any securities issued by such other corporation.

ARTICLE VI

Section 1. Except as otherwise provided by law or the Declaration of Trust, these By- Laws may be amended, amended and restated, repealed or supplemented, in whole or in part, by vote or written consent of a majority of the Trustees then in office.

Approved: November 21, 2019

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